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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2014

Registration No. 333-194925

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Quintana Shipping Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands (State or Other Jurisdiction of Incorporation or Organization)	4412 (Primary Standard Industrial Classification Code Number)	66-0757542 (I.R.S. Employer Identification Number)

5 Xenias Street 6th Floor Kifissia
14562 Greece
Tel: (+30) 2106235900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Watson, Farley & Williams LLP
1133 Avenue of the Americas
New York, New York 10036
(212) 922-2200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
James J. Fox John P. Johnston Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 Tel: (212) 237-0000 Fax: (212) 237-0100	Stephen P. Farrell Finnbarr D. Murphy Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Tel: (212) 309-6000 Fax: (212) 309-6001

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this Amendment No. 1 is to file certain exhibits to the Registration Statement on Form S-1 (File No. 333-194925), which was initially filed with the Securities and Exchange Commission on March 31, 2014 (the "Form S-1"), and to amend Item 13 of Part II of the Form S-1. Accordingly, this Amendment No. 1 consists only of this explanatory note, the cover page, Part II (including the signature page and the exhibit index) and certain exhibits to the Form S-1. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Form S-1 and is not intended to amend or delete any part of the prospectus.

 PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the                                    listing fee the amounts set forth below are estimates.

SEC registration fee	$12,880
FINRA filing fee	23,000
Printing and engraving expenses	150,000
Fees and expenses of legal counsel	2,000,000
Accounting fees and expenses	1,000,000
Transfer agent and registrar fees	20,000
NYSE listing fee	150,000
Miscellaneous	144,120

Total	3,500,000

ITEM 14.    INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

I.
The Amended and Restated Articles of Incorporation of the Registrant provides as follows:

a.
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another enterprise shall be entitled to be indemnified by the Corporation to the fullest extent now or hereafter permitted or required by law (including the BCA), if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, if the proceeding is other than an action by or in the right of the Corporation, if he or she had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made if the proceeding is by or in the right of the Corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the Corporation receives an undertaking by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section.

b.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another enterprise against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of the articles of incorporation of the Corporation.

II.
Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:

a.
Actions not by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

b.
Actions by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

c.
When director or officer successful.    To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

d.
Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

e.
Indemnification pursuant to other rights.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  f.
  Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  g.
  Insurance.    A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        In connection with the formation of Quintana Shipping Ltd. in November 2010, Quintana Shipping Ltd. issued to Quintana Shipping Investors LLC 500 shares for a price of $0.01 per share in an offering exempt from registration under Section 4(2) of the Securities Act. No underwriters were involved in this transaction. There have been no sales of unregistered securities within the past three years.

ITEM 16.    EXHIBITS.

        See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (1)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (2)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (3)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (4)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to send to each shareholder, at least on an annual basis, a detailed statement of any transactions registrant or its subsidiaries, and of fees, commissions, compensation and other benefits paid, or accrued to registrant or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the shareholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kifissia, Greece, on May 2, 2014.

Quintana Shipping Ltd.
By:	/s/ ELEFTHERIOS A. PAPATRIFON
	Name:	Eleftherios A. Papatrifon
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

* Corbin J. Robertson, Jr.	Chairman of the Board of Directors	May 2, 2014
/s/ ELEFTHERIOS A. PAPATRIFON Eleftherios A. Papatrifon	Chief Executive Officer (Principal Executive Officer) and Director	May 2, 2014
* Paul J. Cornell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	May 2, 2014

*By	/s/ ELEFTHERIOS A. PAPATRIFON Eleftherios A. Papatrifon as attorney-in-fact

 INDEX TO EXHIBITS

Exhibit Number			Description
1.1	*	—	Form of Underwriting Agreement
3.1		—	Form of Amended and Restated Articles of Incorporation of Quintana Shipping Ltd.
3.2		—	Form of Amended and Restated Bylaws of Quintana Shipping Ltd.
4.1		—	Form of common share certificate
5.1		—	Form of opinion of Watson, Farley & Williams LLP as to the legality of the securities being registered
8.1		—	Form of opinion of Vinson & Elkins L.L.P. relating to tax matters
8.2		—	Form of opinion of Watson, Farley & Williams LLP relating to tax matters
10.1	*	—	Quintana Shipping Ltd. Long-Term Incentive Plan
10.2		—	Senior Secured Credit Facility Agreement dated as of June 7, 2011, by and among Q Jake Shipping Ltd. and Q Ioanari Shipping Ltd., as borrowers, and ABN AMRO Bank N.V.
10.2.1		—
Supplemental Agreement dated as of September 2, 2011, by and among Q Jake Shipping Ltd., Q Ioanari Shipping Ltd. and Q Arion Shipping Ltd., as borrowers, Quintana Shipping Ltd. and Quintana Ship Management Ltd. as security parties, and ABN AMRO Bank N.V.
10.2.2		—
Supplemental Agreement dated as of June 14, 2012, by and among Q Jake Shipping Ltd., Q Ioanari Shipping Ltd., Q A Maritime Ltd. and Q Shea Shipping Ltd., as borrowers, Quintana Shipping Ltd. and Quintana Ship Management Ltd. as security parties, and ABN AMRO Bank N.V.
10.2.3		—
Third Supplemental Agreement dated as of April 30, 2014, by and among Q Jake Shipping Ltd., Q Ioanari Shipping Ltd., Q A Maritime Ltd. and Q Shea Shipping Ltd., as borrowers, Quintana Shipping Ltd. and Quintana Ship Management Ltd. as security parties, and ABN AMRO Bank N.V.
10.3		—	Senior Secured Credit Facility Agreement dated as of November 28, 2011, by and among Q Gayle Shipping Ltd. and Q Myrtalia Shipping Ltd., as borrowers, and DVB Bank SE
10.3.1		—	Supplemental Agreement dated as of April 30, 2014, by and among Q Gayle Shipping Ltd. and Q Myrtalia Shipping Ltd., as borrowers, Quintana Shipping Ltd., as guarantor, and DVB Bank SE
10.4		—	Senior Secured Credit Facility Agreement dated as of April 24, 2012, by and among Q Keen Shipping Ltd., as borrower, and DVB Bank SE
10.4.1		—	Supplemental Agreement dated as of April 30, 2014, by and among Q Keen Shipping Ltd., as borrower, Quintana Shipping Ltd., as guarantor, and DVB Bank SE
10.5		—	Senior Secured Credit Facility Agreement dated as of October 23, 2012, by and among Q Sue Shipping Ltd. and Q Deb Shipping Ltd., as borrowers, and ANB AMRO Bank N.V.
10.6		—
Senior Secured Credit Facility Agreement dated as of August 14, 2013, by and among Q Amreen Shipping Ltd., Q Anastasia Shipping Ltd., Q Kaki Shipping Ltd. and Q Houston Ltd., as borrowers, and ABN AMRO Bank N.V.

Exhibit Number			Description
10.6.1		—	Supplemental Agreement dated as of April 30, 2014, by and among Q Amreen Shipping Ltd., Q Anastasia Shipping Ltd., Q Kaki Shipping Ltd. and Q Houston Ltd., as borrowers, Q Jake Shipping Ltd., Q Ioanari Shipping Ltd., Q A Maritime Ltd. and Q Shea Shipping Ltd., as collateral guarantors, Quintana Shipping Ltd., as corporate guarantor, Quintana Ship Management Ltd., as manager, and ABN AMRO Bank N.V.
10.7		—
Senior Secured Credit Facility Agreement dated as of November 21, 2013, by and among Q Sue Shipping Ltd. and Q Deb Shipping Ltd., as borrowers, Quintana Shipping Ltd., as guarantor, and Nordea Bank Finland PLC, London Branch
10.7.1		—
Supplemental Letter Agreement dated as of January 27, 2014, by and among Q Sue Shipping Ltd. and Q Deb Shipping Ltd., as borrowers, Quintana Shipping Ltd., as guarantor, and Nordea Bank Finland PLC, London Branch
10.7.2		—	Form of Supplemental Letter Agreement, by and among Q Sue Shipping Ltd. and Q Deb Shipping Ltd., as borrowers, Quintana Shipping Ltd., as guarantor, and Nordea Bank Finland PLC, London Branch
10.8	*	—	Employment Agreement with Eleftherios A. Papatrifon
10.9	*	—	Employment Agreement with Paul J. Cornell
10.10	*	—	Employment Agreement with Vicky Poziopoulou
10.11	*	—	Registration Rights Agreement, by and between Quintana Shipping Ltd. and Quintana Shipping Investors LLC
10.12		—	Administrative Services Agreement, by and between Quintana Shipping Ltd. and Quintana Minerals Corporation
21.1		—	List of Subsidiaries of Quintana Shipping Ltd.
23.1	**	—	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
23.2		—	Consent of Watson, Farley & Williams LLP (contained in Exhibits 5.1 and 8.2)
23.3		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.4	**	—	Consent of SSY Consultancy & Research Ltd.
24.1	**	—	Powers of Attorney (contained on signature page)

*
To be provided by amendment.

**
Previously filed.

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Explanatory Note
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS